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                                                                       EXHIBIT 5


                          [BARBER & BARTZ LETTERHEAD]


                                 August 23, 2000


XETA Technologies, Inc.
1814 West Tacoma
Broken Arrow, Oklahoma 74012



                                           RE:  XETA TECHNOLOGIES, INC. FORM S-8
                                                REGISTRATION STATEMENT
                                                Our File No. 191-296

Gentlemen:

          We have acted as counsel for XETA Technologies, Inc., an Oklahoma corporation (the "Company"), in connection with the (i) proposed issuance of shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company upon the exercise of stock options pursuant to XETA Technologies 2000 Stock Option Plan, and pursuant to the following individual Stock Purchase Options granted in connection with compensation agreements between the recipients of such individual options and the Company (the 2000 Stock Option Plan and such individual options being collectively referred to herein as the "Plans"):

          (1) Stock Option Agreement between XETA Technologies, Inc. and Jon A. Wiese

          (2)  Stock Option Agreement between XETA Technologies, Inc. and Larry
               N. Patterson

          (3)  Stock Option Grant by XETA Technologies, Inc. to Charles E.
               Martin

and (ii) the registration of such issuance pursuant to a resignation statement on Form S-8 to be filed with the Securities and Exchange Commission relating to an aggregate of 1,424,000 shares of Common Stock issuable pursuant to the Plans (the "Registration Statement").

          We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act of 1933, as amended.

          In rendering this opinion letter, we have examined, among other things, the Company's Restated Certificate of Incorporation, as amended, and its Amended and Restated Bylaws, as amended, together with minutes of applicable meetings and applicable memoranda of action of


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XETA Technologies, Inc.
August 23, 2000
Page 2


the Board of Directors, its Compensation Committee, and the shareholders of the Company, and such other corporate records, certificates of public officials and documents as we have deemed necessary in order to render the opinions expressed herein.

          Based upon the foregoing, it is our opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

          2. The shares of Common Stock which are issuable pursuant to the terms of the Plans have been validly authorized for issuance and, upon issuance and delivery thereof and the payment therefor in accordance with the provisions of the Plans, the Common Stock so issued will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        BARBER & BARTZ

                                        /s/ NANCY JONES

                                        Nancy Hanania Jones


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